UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2007

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 E. Franklin St., Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 649-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 26, 2007, following Shareholders’ approval of amendments to the 1995 Long-Term Incentive Plan described further in Item 5.02, the Company entered into an accelerated share repurchase program with Goldman, Sachs & Co. to repurchase 1.5 million Class A common shares. A copy of the agreement with Goldman Sachs is filed as Exhibit 10.

Under the accelerated share repurchase program, Goldman Sachs will immediately deliver, and the Company will retire, all 1.5 million shares. Goldman Sachs expects to borrow the shares to be delivered and systematically purchase the same number of shares in the open market by December 31, 2007. The program is subject to a price adjustment at completion, when the Company may receive, or be required to pay, a price adjustment based on weighted-average prices as defined in the agreement with Goldman Sachs. The Company may elect to settle the price adjustment in shares or in cash.

The Company will borrow approximately $57 million under its credit agreements to fund the share repurchase.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

On April 26, 2007, the Company’s Shareholders approved certain amendments to the 1995 Long-Term Incentive Plan (the “Plan”). The Plan was attached as Appendix C to the Company’s March 13, 2007, Proxy Statement and is incorporated herein by reference. The Plan was further amended and restated as of April 26, 2007, by the Definitive Additional Materials filed with the Securities and Exchange Commission on March 22, 2007, and incorporated herein by reference. A summary of Plan terms was provided in the Company’s March 13, 2007, Proxy Statement and is incorporated herein by reference. The Plan covers the Company’s key management employees including its named executive officers.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits

10	Accelerated Share Repurchase Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC.
(Registrant)
Date April 30, 2007
/s/ John A. Schauss
John A. Schauss
Vice President - Finance and Chief Financial Officer